Exhibit 23.1

Consent of independent Registered Public Accounting firm

We consent to the incorporation by reference in Westmoreland Coal Company’s Registration Statements on Form S-3 (File No. 333-180946), S-4 (File No. 333-197913) and on Form S-8 (File Nos. 333-56904, 333-106852, 333-166393, and 333-181638) of our report dated August 19, 2014, relating to the combined consolidated financial statements of Prairie Mines & Royalty Ltd. And Coal Valley Resources Inc. for each of the years in the three-year period ended December 31, 2013, appearing in the Current Report on Form 8-K of Westmorland Coal Company dated August 20, 2014.

/s/ Deloitte LLP

Deloitte LLP
Edmonton, Canada
August 20, 2014